Exhibit 99.1

Park Sterling Corporation Announces

Results for Fourth Quarter 2013;

Matches Prior Quarter Record Operating Results

Charlotte, NC – January 30, 2014 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the fourth quarter of 2013. Highlights at and for the three months ended December 31, 2013 include:

Highlights

●	Net income available to common shareholders of $4.0 million, or $0.09 per share, compared to $4.2 million, or $0.10 per share, in the prior quarter
●

Adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $4.3 million, or $0.10 per share, matching record results of $4.3 million, or $0.10 per share, in the prior quarter

●	Annualized return on average assets of 0.83% compared to 0.85% in the prior quarter
●	Adjusted annualized return on average assets, which excludes merger-related expenses and gain or loss on sale of securities, of 0.88% compared to 0.87% in the prior quarter
●	Nonperforming loans decreased to 0.95% of total loans from 1.11% at September 30, 2013
●	Nonperforming assets decreased to 1.37% of total assets from 1.52% at September 30, 2013
●	Tangible common equity increased to 11.79% of tangible assets from 11.78% at September 30, 2013
●	Declared quarterly cash dividend on common shares of $0.02 per share (January 2014)
●	Announced de novo entry into Virginia with opening of Richmond loan production office (January 2014)
●	Announced new leadership for operations and information technology, wealth management and mortgage banking (January 2014)

“Park Sterling’s fourth quarter capped an exceptional year for the company,” said James C. Cherry, Chief Executive Officer. “For the three months ended December 31, 2013, we reported strong operating results with adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $4.3 million, or $0.10 per share, which matched our record results from the prior quarter. For the twelve months ended December 31, 2013, we reported record operating results with adjusted net income available to common shareholders of $16.3 million, or $0.37 per share, compared to $7.5 million, or $0.21 per share, for the twelve months ended December 31, 2012.

Since our last earnings announcement, we finalized our long-awaited entry into Virginia by hiring three experienced bankers – Rob Leitch, Tom Zachry and Bobby Cowgill – to open a loan production office in Richmond. We also strengthened our management team by recruiting Mark Ladnier to lead operations and information technology, Michael Williams to lead wealth management, and Steve Farbstein to lead mortgage banking. In addition, we completed our initial sales and credit training initiatives in the retail bank, rolled-out the second phase of our new mobile banking platform, and introduced our new workplace banking retail product package. Finally, we completed implementation of a new human resources information system as part of our continuing commitment to improve both operating efficiency and our employee experience.

Fourth quarter earnings benefited from continued strength in our metro markets of Charlotte, Raleigh and Wilmington, North Carolina and Greenville and Charleston, South Carolina, which together posted loan growth of $8.0 million, or 6% annualized. The quarter also continued to benefit from good cost controls resulting from process improvements following the integration of Citizens South Banking Corporation (“Citizens South”). We are very pleased with our consistent performance throughout the year on both of these fronts. Asset quality improved from already sound levels, as nonperforming loans decreased to 0.95% of total loans from 1.11% in the prior quarter, and nonperforming assets decreased to 1.37% of total assets from 1.52%. The company remains proactive in addressing potential problem assets. During the quarter, we recorded $982,000 in aggregate reserves and charge-offs related to a deteriorating loan from the legacy Park Sterling portfolio. We also expensed approximately $430,000 from the write-down of certain obsolete acquired fixed assets, including one shuttered facility that was moved into other real estate owned. The cost of these actions was offset by a $1.1 million gain generated from settling, at a discount, the contingent underwriting fee liability remaining from Park Sterling Bank’s public offering in 2010.

On the capital management front, the company repurchased approximately 56,000 shares at an average cost of $6.49 per share during the fourth quarter under our previously announced 2.2 million share authorization. In addition, yesterday the board declared a quarterly dividend of $0.02 per common share, payable on February 10, 2014 to all shareholders of record as of the close of business on February 24, 2014. Future dividends will be subject to board approval. We remain very well capitalized with tangible common equity to tangible assets of 11.79% and a Tier 1 leverage ratio of 11.63% at December 31, 2013.

Overall, we are pleased to report these strong financial results and believe that Park Sterling is well positioned to continue pursuing our growth strategies. We remain confident in our ability to both grow our existing franchise and to unite with attractive, like-minded partners that share Park Sterling’s vision of building a full-service regional community bank.”

Financial Results

Income Statement – Three Months Ended December 31, 2013

Park Sterling reported net income available to common shareholders of $4.0 million, or $0.09 per share, for the three months ended December 31, 2013 (“2013Q4”). This compares to net income available to common shareholders of $4.2 million, or $0.10 per share, for the three months ended September 30, 2013 (“2013Q3”) and net income available to common shareholders of $1.3 million, or $0.03 per share, for the three months ended December 31, 2012 (“2012Q4”). The decrease in net income available to common shareholders from 2013Q3 resulted from lower net interest income and higher provision expense, which were partially offset by higher noninterest income, including a nontaxable $1.1 million gain generated from settling, at a discount, the contingent underwriting fee liability remaining from Park Sterling Bank’s public offering in 2010.

Park Sterling reported adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $4.3 million, or $0.10 per share, in 2013Q4. This compares to adjusted net income available to common shareholders of $4.3 million, or $0.10 per share, in 2013Q3 and adjusted net income available to common shareholders of $3.6 million, or $0.08 per share, in 2012Q4. Compared to 2013Q3, adjusted net income available to common shareholders reflects higher noninterest income and sound expense controls, which were partially offset by lower net interest income and higher provision expense.

Net interest income totaled $17.7 million in 2013Q4, which represented a 3% decrease from $18.3 million in 2013Q3 and a 9% decrease from $19.5 million in 2012Q4, due both to lower average earning asset levels and to reduced net interest margin. Average total earning assets decreased $25.2 million, or 1%, in 2013Q4 to $1.72 billion, compared to $1.75 billion in 2013Q3 and decreased $60.6 million, or 3%, compared to $1.78 billion in 2012Q4. The reduction in 2013Q4 from 2013Q3 resulted from an $8.6 million, or 1%, decrease in average loans (excluding loans held for sale) to $1.31 billion and a $29.9 million, or 38%, decrease in average other earning assets, driven by reduced interest-earning balances at banks, which together more than offset a $13.4 million, or 4%, increase in average securities to $363.1 million. The reduction in 2013Q4 from 2012Q4 resulted from a $78.2 million, or 6%, decrease in average loans (excluding loans held for sale) and a $76.0 million, or 61%, decrease in average other earning assets, which together more than offset a $94.0 million, or 35%, increase in average securities.

Net interest margin was 4.08% in 2013Q4, representing an 8 basis point decrease from 4.16% in 2013Q3 and a 28 basis point decrease from 4.36% in 2012Q4. The reduction in net interest margin in 2013Q4 from 2013Q3 resulted primarily from a 14 basis point increase in the cost of interest-bearing liabilities, due to the expiration of accounting related fair market value adjustments on acquired deposits, which more than offset a 3 basis point increase in the yield on interest-earning assets. The reduction in net interest margin in 2013Q4 from 2012Q4 resulted primarily from a 27 basis point decrease in the yield on interest-earning assets, due to a decrease in accelerated accretion from net acquisition accounting fair market value adjustments on performing acquired loans and the aforementioned increase in the cost of interest-bearing liabilities. Accelerated accretion of net acquisition accounting fair market value adjustments, which totaled $365,000 in 2013Q4, $529,000 in 2013Q3 and $1.0 million in 2012Q4, reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income.

Adjusted net interest margin, which excludes accelerated accretion from net acquisition accounting fair market value adjustments, was 3.99% in 2013Q4, representing a 5 basis point decrease from 4.04% in 2013Q3 and a 14 basis point decrease from 4.13% in 2012Q4. The reduction in adjusted net interest margin in 2013Q4 from 2013Q3 resulted primarily from the increased cost of interest-bearing liabilities discussed above. The reduction in adjusted net interest margin in 2013Q4 from 2012Q4 resulted primarily from the decreased yield on interest-earning assets discussed above together with the increased cost of interest-bearing liabilities.

Provision expense increased $1.2 million, or 286%, to $780,000 in 2013Q4, compared to a $419,000 net release in 2013Q3 and decreased $214,000, or 22%, compared to $994,000 in 2012Q4. Provision expense in 2013Q4 was driven, in part, by $982,000 in combined reserves and charge-offs related to a single troubled debt restructuring that is now designated a nonaccrual loan. The net recovery in 2013Q3 reflected the reversal of previous impairments in the company’s purchase credit impaired (PCI) loan pools, as accounted for under ASC 310-30. Provision expense in 2012Q4 included a $676,000 impairment in two of the company’s PCI loan pools and a $230,000 qualitative allowance associated with performing loans acquired in the merger with Citizens South.

Noninterest income increased $1.2 million, or 35%, to $4.4 million in 2013Q4, compared to $3.3 million in 2013Q3 and increased $812,000, or 23%, compared to $3.6 million in 2012Q4. Adjusted noninterest income, which excludes gain or loss on sale of securities (loss of $6,000 in 2013Q4, $0 in 2013Q3 and $0 in 2012Q4), increased $1.2 million, or 35%, to $4.4 million in 2013Q4, compared to $3.3 million in 2013Q3 and increased $818,000, or 23%, compared to $3.6 million in 2012Q4. Results for 2013Q4 included a $1.1 million gain generated from settling, at a discount, the contingent underwriting fee liability remaining from Park Sterling Bank’s public offering in August 2010. The company recorded the full $3.0 million amount of this fee as a liability on its balance sheet at the time of the offering. Payment to the underwriters was contingent upon the company’s stock trading at a market price of $8.125 per share for thirty consecutive days. The company pursued this negotiated settlement in order to remove the liability from its balance sheet.

The increase in noninterest income in 2013Q4 from 2013Q3 also included a $376,000, or 94%, increase in mortgage banking income due, in part, to a $291,000 benefit from ASC 815-10-S99-1 (formerly SAB 109). This increase in mortgage banking income was partially offset by an $8,000, or 1%, decrease in service charges on deposit accounts, a $62,000, or 7%, decrease in income from wealth management activities, and an $84,000, or 13%, decrease in net ATM and card income.

Noninterest expenses were flat in 2013Q4 at $15.7 million, compared to 2013Q3 and decreased $4.3 million, or 22%, compared to $20.0 million in 2012Q4. Adjusted noninterest expenses, which exclude merger-related expenses ($386,000 in 2013Q4, $167,000 in 2013Q3 and $3.2 million in 2012Q4), decreased $163,000, or 1%, in 2013Q4 to $15.3 million, compared to $15.5 million in 2013Q3 and decreased $1.5 million, or 9%, compared to $16.9 million in 2012Q4. The decrease in adjusted noninterest expenses in 2013Q4 from 2013Q3 included reductions in several expense categories, such as salaries and employee benefits, legal and professional fees, and loan and collection expenses. Data processing and service fees increased $121,000, or 9%, due in part to $75,000 in one-time processing fees related both to exiting the custody business and to installation of a new data management system for allowance calculations. Loss on disposal of fixed assets increased $432,000, due primarily to the write-off of a former branch which had contained a now relocated ATM, that has been shuttered and moved into other real estate owned following the 2014 business planning process. The company reported a net recovery of $48,000 in the cost of operation of OREO in 2013Q4, compared to a net cost of $142,000 in 2013Q3 and a net cost of $1.2 million in 2012Q4. The reduction in adjusted noninterest expense in 2013Q4 from 2012Q4 resulted primarily from cost savings associated with the merger with Citizens South.

The company’s effective tax rate decreased to 27.9% in 2013Q4, compared to 33.3% in 2013Q3, due primarily to the nontaxable $1.1 million gain on settling the contingent underwriting fee liability. The company’s effective tax rate decreased to 27.9% in 2013Q4, compared to 36.9% in 2012Q4, due both to the nontaxable gain and to lower nondeductible merger-related expenses.

Income Statement – Twelve Months Ended December 31, 2013

Park Sterling reported a $10.7 million, or 248%, increase in net income available to common shareholders to $15.0 million, or $0.34 per share, for the twelve months ended December 31, 2013 (“FY2013”), compared to net income available to common shareholders of $4.3 million, or $0.12 per share, for the twelve months ended December 31, 2012 (“FY2012”).

Park Sterling reported an $8.9 million, or 119%, increase in adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, to $16.3 million, or $0.37 per share, in FY2013, compared to adjusted net income available to common shareholders of $7.5 million, or $0.20 per share, in FY2012.

The increase in net income available to common shareholders in FY2013 from FY2012 stemmed primarily from the inclusion of a full year of operating results from Citizens South, which merged with the company in 2012Q4. Net interest income increased $20.9 million, or 36%, in FY2013 to $72.4 million, compared to $51.3 million in FY2012. Noninterest income increased $3.5 million, or 30.0%, in FY2013 to $15.2 million, compared to $11.6 million in FY2012. Provision expense decreased $1.3 million, or 63%, in FY2013 to $746,000, compared to $2.0 million in FY2012, reflecting improved asset quality. Noninterest expenses increased $9.8 million, or 18.1%, in FY2013 to $64.1 million, compared to $54.3 million in FY2012.

Balance Sheet

Total assets increased $20.9 million, or 1%, at 2013Q4 to $1.96 billion, compared to total assets at 2013Q3 of $1.94 billion. Securities increased $45.5 million, or 13%, to $407.4 million at 2013Q4, compared to $361.8 million at 2013Q3. The increase in securities resulted from the company initiating a $50 million investment strategy in December 2013. Interest income from the strategy is intended to partially offset expenses associated with the new Richmond loan production office and other hiring initiatives. The strategy includes $25 million of agency collateralized mortgage obligations and $25 million of agency pass-through mortgage-backed securities, which were funded by a seven-year commitment of floating rate broker-dealer sweep accounts through a brokered money market deposit program. The future interest rate risk on these floating rate deposits is hedged through the combination of a $12.5 million five-year interest rate swap, a $12.5 million seven-year interest rate swap and a $25 million two-year forward starting five-year interest rate swap.

The company held four investments in senior tranches of collateralized loan obligations (CLOs) totaling $23.6 million at 2013Q4. The collateral eligibility language in one of the securities, totaling $5.0 million, was amended during the fourth quarter to comply with the new bank investment criteria under the Volcker Rule. The company is awaiting final regulatory clarification on bank investment criteria, if any, and intended document amendment strategies, if any, from the CLO managers on the three other securities before determining any disposition plans for those investments. The three other securities had a net unrealized loss of $274,000 at 2013Q4 that may result in the company recognizing other than temporary impairment should they be determined not to comply with the Volcker Rule. The company held no other securities potentially affected by the Volcker Rule at 2013Q4.

Total loans, excluding loans held for sale, decreased $20.5 million, or 2%, to $1.30 billion in 2013Q4, compared to $1.32 billion in 2013Q3. In terms of geographic mix, the company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina and Greenville and Charleston, South Carolina, reported an $8.0 million, or 6% annualized, increase in total loans to $579.5 million, due to successful origination efforts. The community markets reported a $12.1 million, or 11% annualized, decrease in total loans to $414.2 million, primarily due to expected runoff in acquired loans. The company’s central business units, which include mortgage, builder finance, asset-based lending, special assets and net acquisition accounting fair market value adjustments, reported a $16.4 million, or 20% annualized, decrease in total loans to $302.0 million, as a reduction in special asset loans, including covered loans, more than offset growth in builder finance.

The company’s loan mix shifted slightly at 2013Q4 compared to 2013Q3. Total consumer loans decreased to 29% from 30% of total loans, with residential mortgages and home equity lines of credit at 13% and 11% of total, respectively. The combination of commercial and industrial and owner-occupied real estate loans decreased to 30% from 31% of total loans. Investor owned commercial real estate increased to 30% from 28% of total loans. Acquisition, construction and development (AC&D) remained at 11% of total loans. Residential development lending (lots and land), which are included in AC&D, decreased to 4% from 5% of total loans. Residential development lending, which led to material charge-offs in 2010 and 2011, is no longer a focus area for the company.

In terms of accounting designations, compared to 2013Q3, (i) noncovered PCI loans decreased $16.2 million, or 14%, net of fair market value acquisition related adjustments, to $95.8 million in 2013Q4; (ii) noncovered acquired performing loans decreased $29.1 million, or 7%, net of fair market value acquisition related adjustments, to $402.0 million; (iii) covered PCI and acquired performing loans decreased $4.9 million, or 7%, net of fair market value acquisition adjustments, to $70.4 million; and (iv) non-acquired loans increased $29.7 million, or 4%, to $727.6 million. Non-acquired loans include certain renewed and/or restructured acquired performing loans that are redesignated as non-acquired. Noncovered acquired performing loans include a remaining $4.4 million net acquisition accounting fair market value adjustment, representing a 1.08% “mark,” noncovered PCI loans include a remaining $20.5 million net acquisition accounting fair market value adjustment, representing a 17.63% “mark,” and covered PCI and acquired performing loans include a remaining $12.9 million net acquisition accounting fair market value adjustment, representing a 15.44% “mark.”

Total deposits increased $43.9 million, or 3%, to $1.60 billion at 2013Q4, compared to $1.56 billion at 2013Q3. Noninterest bearing demand deposits decreased $6.3 million, or 2%, to $255.9 million (16% of total deposits). Non-brokered money market, NOW and savings deposits increased $6.8 million, or 1%, to $736.0 million (46% of total deposits). Local time deposits decreased $26.2 million, or 6%, to $442.0 million (28% of total deposits). Finally, brokered deposits increased $69.4 million, or 72%, to $166.0 million (10% of total deposits). The increase in brokered deposits was driven by the previously discussed broker-dealer sweep accounts used to fund the investment strategy. Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 87% of total deposits at 2013Q4 compared to 91% at 2013Q3.

Total borrowings decreased $21.6 million, or 22%, to $78.0 million at 2013Q4 compared to $99.6 million at 2013Q3, as the company replaced short-term borrowings with brokered deposits. Borrowings at 2013Q4 included $55.0 million in FHLB borrowings, $15.2 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments, and $6.9 million of Tier 2-eligible subordinated debt. The company entered into a $20 million three-year forward starting, five-year interest rate swap in October 2013 as a cash flow hedge against future interest rate risk in a portion of its floating rate FHLB borrowings.

Total shareholders’ equity increased $2.3 million, or 1%, to $262.1 million at 2013Q4 compared to $259.8 million at 2013Q3, driven by retained earnings. In 2013Q4, the company repurchased approximately 56,000 shares of common stock at an average cost of $6.49 per share, for a total of approximately $365,000. The repurchases were conducted in the open market under the previously announced 2.2 million share repurchase authorization. The company’s ratio of tangible common equity to tangible assets increased to 11.79% at 2013Q4 from 11.78% at 2013Q3. The company’s Tier 1 leverage ratio increased to 11.63% at 2013Q4 from 11.11% at 2013Q3.

Asset Quality

Asset quality continued to improve in the fourth quarter and remains a point of strength for the company. Nonperforming loans decreased $2.4 million, or 16%, to $12.3 million at 2013Q4, or 0.95% of total loans, compared to $14.7 million at 2013Q3, or 1.11% of total loans. Nonperforming assets decreased $2.8 million, or 9%, to $26.8 million at 2013Q4, or 1.37% of total assets, compared to $29.5 million at 2013Q3, or 1.52% of total assets. Nonperforming assets include $5.1 million of covered OREO for which the company expects 80% of losses and associated expenses to be reimbursed under its FDIC loss share agreements.

The company reported net charge-offs of $805,000, or 0.24% of average loans (annualized), in 2013Q4, compared to net charge-offs of $1.8 million, or 0.53% of average loans (annualized), in 2013Q3 and a net recovery of $390,000, or 0.11% of average loans (annualized), in 2012Q4. The company reported adjusted net charge-offs, which exclude net charge-offs related to PCI loans, of $805,000, or 0.24% of average loans (annualized) in 2013Q4, compared to adjusted net charge-offs of $816,000, or 0.25% of average loans (annualized), in 2013Q3 and an adjusted net recovery of $390,000, or 0.11% of average loans (annualized), in 2013Q4.

The allowance for loan losses was $8.8 million, or 0.68% of total loans, at 2013Q4, compared to $8.7 million, or 0.66% of total loans, at 2013Q3. The increase in allowance included (i) a $232,000, or 4%, increase in the quantitative component, resulting from higher charge-offs in 2013Q4 that increased the historical lookback rates for certain loan categories, including commercial real estate; (ii) a $345,000, or 24%, reduction in the qualitative component, resulting from an adjustment relating to commercial real estate to account for the capture of higher charge-offs in the historical lookback rate; (iii) a $62,000, or 7%, decrease in the specific component; and (iv) a $354,000, or 5900%, increase in the PCI component resulting from impairment on a single covered loan pool due to a decline in estimated cash flows.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2013Q4, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations. As of December 31, 2013, 13,860 of these restricted shares had been forfeited.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (January 30, 2014). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10039428.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 43 banking offices stretching across the Carolinas and into North Georgia, as well as a loan production office in the Greater Richmond region. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. Park Sterling cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; failure to effectively redeploy resources from custody business to the core asset management business; failure to generate an adequate return on investment related to the Richmond loan production office or other hiring initiatives; failure to generate future growth in metropolitan market loan balances; the effects of negative or soft economic conditions or a “double dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the impacts on the company of a potential increasing rate environment; the potential impacts of any additional government shutdown and further debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

THREE MONTH RESULTS

($ in thousands, except per share amounts)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$17,753	$17,970	$18,805	$18,140	$20,269
Taxable investment securities	1,599	1,494	1,068	866	792
Tax-exempt investment securities	185	187	195	190	191
Nonmarketable equity securities	41	37	25	48	80
Interest on deposits at banks	24	48	44	62	79
Federal funds sold	-	-	7	17	11
Total interest income	19,602	19,736	20,144	19,323	21,422
Interest expense
Money market, NOW and savings deposits	384	399	379	407	491
Time deposits	948	455	527	608	777
Short-term borrowings	-	-	1	6	7
FHLB advances	139	137	137	137	143
Subordinated debt	429	431	429	429	472
Total interest expense	1,900	1,422	1,473	1,587	1,890
Net interest income	17,702	18,314	18,671	17,736	19,532
Provision for loan losses	780	(419)	75	309	994
Net interest income after provision	16,922	18,733	18,596	17,427	18,538
Noninterest income
Service charges on deposit accounts	629	637	616	764	879
Mortgage banking income	777	401	977	968	815
Income from wealth management activities	848	910	731	708	693
ATM and card income	555	639	692	488	448
Income from bank-owned life insurance	417	537	528	381	450
Gain (loss) on sale of securities available for sale	(6)	-	104	-	-
Other noninterest income	1,184	133	320	149	307
Total noninterest income	4,404	3,257	3,968	3,458	3,592
Noninterest expenses
Salaries and employee benefits	8,386	8,606	8,800	8,778	11,041
Occupancy and equipment	1,941	1,861	1,980	1,908	1,942
Data processing and outside service fees	1,389	1,268	1,640	1,653	1,599
Legal and professional fees	655	732	861	893	1,077
Deposit charges and FDIC insurance	379	372	409	487	473
(Gain) loss on disposal of fixed assets	430	(2)	-	(16)	6
Communication fees	425	432	448	432	319
Postage and supplies	194	188	298	329	360
Loan and collection expense	411	556	679	326	248
Core deposit intangible amortization	257	257	257	257	257
Advertising and promotion	282	186	150	220	367
Net cost of operation of other real estate owned	(48)	142	(36)	(428)	1,167
Other noninterest expense	1,025	1,072	1,298	1,082	1,181
Total noninterest expenses	15,726	15,670	16,784	15,921	20,037
Income before income taxes	5,600	6,320	5,780	4,964	2,093
Income tax expense	1,561	2,106	1,968	1,724	771
Net income	4,039	4,214	3,812	3,240	1,322
Preferred dividends	-	-	302	51	51
Net income available to common shares	$4,039	$4,214	$3,510	$3,189	$1,271

Earnings per common share, fully diluted	$0.09	$0.10	$0.08	$0.07	$0.03
Weighted average diluted common shares	44,288,998	44,273,821	44,204,581	44,069,053	44,025,874

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

TWELVE MONTH RESULTS

($ in thousands, except per share amounts)	December 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$72,669	$53,142
Taxable investment securities	5,029	3,606
Tax-exempt investment securities	756	750
Nonmarketable equity securities	150	194
Interest on deposits at banks	177	153
Federal funds sold	24	49
Total interest income	78,805	57,894
Interest expense
Money market, NOW and savings deposits	1,570	1,488
Time deposits	2,538	2,951
Short-term borrowings	7	11
FHLB advances	550	600
Subordinated debt	1,717	1,520
Total interest expense	6,382	6,570
Net interest income	72,423	51,324
Provision for loan losses	746	2,023
Net interest income after provision	71,677	49,301
Noninterest income
Service charges on deposit accounts	2,646	1,814
Mortgage banking income	3,123	2,478
Income from wealth management activities	3,198	2,619
ATM and card income	2,373	1,322
Income from bank-owned life insurance	1,863	1,264
Gain (loss) on sale of securities available for sale	98	1,478
Other noninterest income	1,785	634
Total noninterest income	15,086	11,609
Noninterest expenses
Salaries and employee benefits	34,570	29,343
Occupancy and equipment	7,691	4,654
Data processing and outside service fees	5,950	4,371
Legal and professional fees	3,142	3,190
Deposit charges and FDIC insurance	1,647	1,250
(Gain) loss on disposal of fixed assets	412	84
Communication fees	1,737	945
Postage and supplies	1,009	791
Loan and collection expense	1,972	1,221
Core deposit intangible amortization	1,029	564
Advertising and promotion	839	781
Net cost of operation of other real estate owned	(371)	3,462
Other noninterest expense	4,472	3,605
Total noninterest expenses	64,099	54,261
Income before income taxes	22,664	6,649
Income tax expense	7,359	2,306
Net income	15,305	4,343
Preferred dividends	353	51
Net income available to common shares	$14,952	$4,292

Earnings per common share, fully diluted	$0.34	$0.12
Weighted average diluted common shares	$44,053,253	$35,108,229

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012*
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$13,087	$11,780	$11,746	$19,249	$36,716
Interest-earning balances at banks	41,680	40,222	100,469	51,861	101,431
Investment securities available for sale	349,491	328,396	329,720	299,073	245,571
Investment securities held to maturity	51,972	26,636	-	-	-
Nonmarketable equity securities	5,905	6,805	5,905	5,913	7,422
Federal funds sold	300	695	495	51,155	45,995
Loans held for sale	2,430	3,070	10,985	11,659	14,147
Loans - Non-covered	1,224,674	1,240,307	1,219,513	1,237,813	1,255,019
Loans - Covered	71,134	76,035	85,146	91,936	101,688
Allowance for loan losses	(8,831)	(8,652)	(10,847)	(10,749)	(10,591)
Net loans	1,286,977	1,307,690	1,293,812	1,319,000	1,346,116

Premises and equipment, net	55,923	56,670	56,929	57,596	57,222
FDIC receivable for loss share agreements	10,025	13,959	14,848	15,340	18,697
Other real estate owned - non-covered	9,404	8,708	9,741	13,597	18,427
Other real estate owned - covered	5,088	6,173	6,542	7,654	6,646
Bank-owned life insurance	47,832	47,485	47,019	46,546	46,133
Deferred tax asset	36,318	38,528	40,595	39,140	40,926
Goodwill	26,420	26,420	26,420	26,420	26,420
Core deposit intangible	8,629	8,886	9,143	9,401	9,658
Other assets	9,309	7,768	8,554	9,967	11,267

Total assets	$1,960,790	$1,939,891	$1,972,923	$1,983,571	$2,032,794

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$255,861	$262,114	$265,246	$256,931	$243,495
Money market, NOW and savings	799,596	729,209	743,791	733,493	758,763
Time deposits	544,428	564,640	584,068	604,397	629,746
Total deposits	1,599,885	1,555,963	1,593,105	1,594,821	1,632,004

Short-term borrowings	996	2,702	2,176	10,368	10,143
FHLB advances	55,000	75,000	55,000	55,000	70,000
Subordinated debt	22,052	21,932	21,812	21,692	21,573
Accrued expenses and other liabilities	20,774	24,541	23,773	22,705	23,372
Total liabilities	1,698,707	1,680,138	1,695,866	1,704,586	1,757,092

Shareholders' equity:
Preferred stock	-	-	20,500	20,500	20,500
Common stock	44,731	44,761	44,701	44,648	44,576
Additional paid-in capital	222,559	222,559	221,935	221,450	220,996
Accumulated deficit	(405)	(3,549)	(6,869)	(10,379)	(13,568)
Accumulated other comprehensive income	(4,802)	(4,018)	(3,210)	2,766	3,198
Total shareholders' equity	262,083	259,753	277,057	278,985	275,702

Total liabilities and shareholders' equity	$1,960,790	$1,939,891	$1,972,923	$1,983,571	$2,032,794

Common shares issued and outstanding	44,730,669	44,761,384	44,700,805	44,648,165	44,575,853

* Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION

SUMMARY OF LOAN PORTFOLIO

($ in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012*
BY LOAN TYPE	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$122,400	$131,523	$124,773	$118,796	$119,132
Commercial real estate (CRE) - owner-occupied	267,581	273,340	274,043	285,353	299,416
CRE - investor income producing	382,187	371,903	368,556	367,434	371,957
Acquisition, construction and development (AC&D) - 1-4 Family Construction	19,959	23,028	16,886	18,207	33,467
AC&D - CRE construction	65,589	55,812	39,702	45,410	42,555
AC&D - Lots and land	56,759	63,944	72,566	77,252	64,639
Other commercial	3,849	3,941	3,521	4,894	5,628
Total commercial loans	918,324	923,491	900,047	917,346	936,794

Consumer:
Residential mortgage	173,376	174,780	180,195	180,368	188,532
Home equity lines of credit	143,754	146,484	148,686	156,802	163,625
Residential construction	40,821	46,499	52,669	55,205	52,812
Other loans to individuals	18,795	24,725	22,896	20,237	15,553
Total consumer loans	376,746	392,488	404,446	412,612	420,522
Total loans	1,295,070	1,315,979	1,304,493	1,329,958	1,357,316
Deferred costs (fees)	738	363	166	(209)	(609)
Total loans, net of deferred costs (fees)	$1,295,808	$1,316,342	$1,304,659	$1,329,749	$1,356,707

* Derived from audited financial statements.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Acquired loans - performing	$404,440	$433,695	$493,660	$556,135	$614,518
Acquired loans - purchase credit impaired	163,787	184,762	201,585	215,968	234,282
Total acquired loans	568,227	618,457	695,245	772,103	848,800
Non-acquired loans, net of deferred costs (fees)**	727,581	697,885	609,414	557,646	507,907
Total loans	$1,295,808	$1,316,342	$1,304,659	$1,329,749	$1,356,707

** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION

ALLOWANCE FOR LOAN LOSSES

THREE MONTH RESULTS

($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$8,652	$10,847	$10,749	$10,591	$9,207
Loans charged-off	(1,471)	(1,917)	(1,133)	(782)	(330)
Recoveries of loans charged-off	666	141	859	631	720
Net charge-offs	(805)	(1,776)	(274)	(151)	390

Provision expense (release)	984	(419)	372	309	994
Benefit attributable to FDIC loss share agreements	(204)	-	(297)	-	-
Total provision expense charged to operations	780	(419)	75	309	994
Provision expense recorded through FDIC loss share receivable	204	-	297	-	-
End of period allowance	$8,831	$8,652	$10,847	$10,749	$10,591

Net charge-offs (recoveries)	$805	$1,776	$274	$151	$(390)
Net charge-offs (recoveries) to average loans (annualized)	0.24%	0.53%	0.08%	0.05%	-0.11%

PARK STERLING CORPORATION

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

THREE MONTHS

($ in thousands)	December 31, 2013			December 31, 2012
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,310,381	$17,753	5.38%	$1,388,648	$20,269	5.81%
Fed funds sold	658	-	0.00%	24,930	11	0.18%
Taxable investment securities	340,316	1,599	1.88%	242,606	792	1.31%
Tax-exempt investment securities	16,614	185	4.45%	18,384	191	4.16%
Other interest-earning assets	54,719	65	0.47%	108,675	159	0.58%

Total interest-earning assets	1,722,688	19,602	4.51%	1,783,243	21,422	4.78%

Allowance for loan losses	(9,458)			(10,594)
Cash and due from banks	12,650			33,500
Premises and equipment	56,551			57,399
Goodwill	26,587			7,325
Intangible assets	8,715			9,262
Other assets	119,026			140,362

Total assets	$1,936,759			$2,020,497

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$294,056	$61	0.08%	$293,533	$118	0.16%
Savings and money market	451,395	323	0.28%	434,766	373	0.34%
Time deposits - core	455,284	763	0.66%	537,469	437	0.32%
Time deposits - brokered	101,046	185	0.73%	122,470	340	1.10%
Total interest-bearing deposits	1,301,781	1,332	0.41%	1,388,238	1,268	0.36%
Federal Home Loan Bank advances	61,304	139	0.90%	55,163	143	1.03%
Subordinated debt	21,994	429	7.74%	16,810	472	11.17%
Other borrowings	2,313	-	0.00%	11,350	7	0.26%
Total borrowed funds	85,611	568	2.63%	83,323	622	2.97%

Total interest-bearing liabilities	1,387,392	1,900	0.54%	1,471,561	1,890	0.51%

Net interest rate spread		17,702	3.97%		19,532	4.27%

Noninterest-bearing demand deposits	262,142			259,604
Other liabilities	24,008			11,642
Shareholders' equity	263,217			277,690

Total liabilities and shareholders' equity	$1,936,759			$2,020,497

Net interest margin			4.08%			4.36%
Net interest margin (fully tax-equivalent) (4)			4.11%			4.39%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended December 31, 2013 and 2012 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.
(4)	Fully tax-equivalent basis at 34.70% and 32.15% tax rate at December 31, 2013 and 2012, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION

SELECTED RATIOS

($ in thousands, except per share amounts)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$8,428	$6,778	$6,832	$9,725	$10,374
Troubled debt restructuring	3,854	7,527	7,767	7,383	7,367
Past due 90 days plus (and still accruing)	17	357	196	2	77
Nonperforming loans	12,299	14,662	14,795	17,110	17,818
OREO	14,492	14,881	16,283	21,251	25,073
Nonperforming assets	26,791	29,543	31,078	38,361	42,891
Past due 30-59 days (and still accruing)	1,437	663	2,488	1,250	607
Past due 60-89 days (and still accruing)	255	459	1,606	521	121

Nonperforming loans to total loans	0.95%	1.11%	1.13%	1.29%	1.31%
Nonperforming assets to total assets	1.37%	1.52%	1.58%	1.93%	2.11%
Allowance to total loans	0.68%	0.66%	0.83%	0.81%	0.78%
Allowance to nonperforming loans	71.80%	59.01%	73.32%	62.82%	59.44%
Allowance to nonperforming assets	32.96%	29.29%	34.90%	28.02%	24.69%
Past due 30-89 days (accruing) to total loans	0.13%	0.09%	0.31%	0.13%	0.05%
Net charge-offs (recoveries) to average loans (annualized)	0.24%	0.53%	0.08%	0.05%	-0.11%

CAPITAL
Book value per common share	$5.92	$5.87	$5.80	$5.87	$5.80
Tangible book value per common share**	$5.16	$5.10	$5.03	$5.07	$4.99
Common shares outstanding	44,730,669	44,761,384	44,700,805	44,648,165	44,575,853
Average dilutive common shares outstanding	44,288,998	44,273,821	44,204,581	44,069,053	44,025,874

Tier 1 capital	$218,552	$211,121	$223,516	$221,435	$217,188
Tier 2 capital	15,725	15,418	17,742	17,644	17,611
Total risk based capital	234,277	226,539	241,258	239,079	234,799
Risk weighted assets	1,424,112	1,435,214	1,399,273	1,436,350	1,452,229
Average assets for leverage ratio	1,879,283	1,900,990	1,894,989	1,906,061	1,947,156

Tier 1 ratio	15.35%	14.71%	15.97%	15.42%	14.96%
Total risk based capital ratio	16.45%	15.78%	17.24%	16.64%	16.17%
Tier 1 leverage ratio	11.63%	11.11%	11.80%	11.62%	11.15%
Tangible common equity to tangible assets**	11.79%	11.78%	11.41%	11.43%	10.97%

LIQUIDITY
Net loans to total deposits	80.44%	84.04%	81.21%	82.71%	82.48%
Reliance on wholesale funding	14.55%	11.85%	10.61%	11.35%	12.27%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.83%	0.85%	0.72%	0.65%	0.25%
Return on Average Common Equity	6.09%	6.46%	5.38%	5.01%	1.96%
Net interest margin (non-tax equivalent)	4.08%	4.16%	4.30%	4.15%	4.36%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	0.76%	n/a	n/a	n/a	0.32%
Return on Average Equity	5.42%	n/a	n/a	n/a	1.99%
Net interest margin (non-tax equivalent)	4.17%	n/a	n/a	n/a	4.27%

 ** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted total revenues, adjusted allowance for loan losses, adjusted net charge-offs (recoveries) to average loans (annualized), and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) and adjusted net charge-offs/ recoveries (which exclude the impact of acquisition accounting related to PCI loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income, adjusted noninterest income, adjusted noninterest expenses and adjusted total revenues (which exclude merger-related expenses and gain on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments), adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$5,600	$6,320	$5,780	$4,964	$2,093
Plus: merger-related expenses	386	167	822	836	3,167
(gain) loss on sale of securities	6	-	(104)	-	-
Adjusted pretax income	5,992	6,487	6,498	5,800	5,260
Tax expense	1,697	2,162	2,235	1,995	1,691
Adjusted net income	$4,295	$4,325	$4,263	$3,805	$3,569
Preferred dividends	-	-	302	51	51
Adjusted net income available to common shareholders	$4,295	$4,325	$3,961	$3,754	$3,518

Divided by: weighted average diluted shares	44,288,998	44,273,821	44,204,581	44,069,053	44,025,874
Adjusted net income available to common shareholders per share	$0.10	$0.10	$0.09	$0.09	$0.08
Estimated tax rate	28.32%	33.40%	34.40%	34.40%	32.15%
Adjusted net income (twelve months)
Pretax income (as reported)	$22,664				$6,649
Plus: merger-related expenses	2,211				5,895
(gain) loss on sale of securities	(98)				(1,478)
Adjusted pretax income	24,777				11,066
Tax expense	8,089				3,558
Adjusted net income	$16,688				$7,508
Preferred dividends	353				51
Adjusted net income available to common shareholders	$16,335				$7,457

Divided by: weighted average diluted shares	44,053,253				35,108,229
Adjusted net income available to common shareholders per share	$0.37				$0.21
Estimated tax rate	32.65%				32.15%
Adjusted net interest margin
Net interest income (as reported)	$17,702	$18,314	$18,671	$17,736	$19,532
Less: accelerated mark accretion	(365)	(529)	(560)	-	(921)
Less: other accelerated accretion	-	-	-	-	(121)
Adjusted net interest income	17,337	17,785	18,111	17,736	18,490
Divided by: average earning assets	1,722,688	1,747,886	1,742,312	1,732,366	1,782,922
Mutliplied by: annualization factor	3.97	3.97	4.01	4.06	3.98
Adjusted net interest margin	3.99%	4.04%	4.17%	4.15%	4.13%
Net interest margin	4.08%	4.16%	4.30%	4.15%	4.36%
Adjusted noninterest income
Noninterest income (as reported)	$4,404	$3,257	$3,968	$3,458	$3,592
Less: (gain) loss on sale of securities	6	-	(104)	-	-
Adjusted noninterest income	$4,410	$3,257	$3,864	$3,458	$3,592
Adjusted noninterest expense
Noninterest expense (as reported)	$15,726	$15,670	$16,784	$15,921	$20,037
Less: merger-related expenses	(386)	(167)	(822)	(836)	(3,167)
Adjusted noninterest expense	15,340	15,503	15,962	15,085	16,870
Adjusted total revenues
Net interest income (as reported)	$17,702	$18,314	$18,671	$17,736	$19,532
Adjusted noninterest income	4,410	3,257	3,864	3,458	3,592
Adjusted total revenues	$22,112	$21,571	$22,535	$21,194	$23,124

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted return on average assets
Adjusted net income available to common shareholders	$4,295	$4,325	$3,961	$3,754	$3,518
Divided by: average assets	1,936,759	1,967,904	1,967,736	1,978,144	2,020,662
Mutliplied by: annualization factor	3.97	3.97	4.01	4.06	3.98
Adjusted return on average assets	0.88%	0.87%	0.81%	0.77%	0.69%
Return on average assets	0.83%	0.85%	0.72%	0.65%	0.25%

Adjusted return on average equity
Adjusted net income available to common shareholders	$4,295	$4,325	$3,961	$3,754	$3,518
Divided by: average common equity	263,217	258,860	261,511	258,234	257,335
Mutliplied by: annualization factor	3.97	3.97	4.01	4.06	3.98
Adjusted return on average equity	6.47%	6.63%	6.07%	5.90%	5.44%
Return on average equity	6.09%	6.46%	5.38%	5.01%	1.96%

Tangible common equity to tangible assets
Total assets	$1,960,790	$1,939,891	$1,972,923	$1,983,571	$2,032,794
Less: intangible assets	(35,049)	(35,306)	(35,563)	(35,821)	(36,078)
Tangible assets	$1,925,741	$1,904,585	$1,937,360	$1,947,750	$1,996,716

Total common equity	$262,083	$259,753	$256,557	$258,485	$255,202
Less: intangible assets	(35,049)	(35,306)	(35,563)	(35,821)	(36,078)
Tangible common equity	$227,034	$224,447	$220,994	$222,664	$219,124

Tangible common equity	$227,034	$224,447	$220,994	$222,664	$219,124
Divided by: tangible assets	$1,925,741	$1,904,585	$1,937,360	$1,947,750	$1,996,716
Tangible common equity to tangible assets	11.79%	11.78%	11.41%	11.43%	10.97%
Common equity to assets	13.37%	13.39%	13.00%	13.03%	12.55%

Tangible book value per share
Issued and outstanding shares	44,730,669	44,761,384	44,700,805	44,648,165	44,575,853
Less: nondilutive restricted stock awards	(770,399)	(753,900)	(749,900)	(718,260)	(646,260)
Period end dilutive shares	43,960,270	44,007,484	43,950,905	43,929,905	43,929,593

Tangible common equity	$227,034	$224,447	$220,994	$222,664	$219,124
Divided by: period end dilutive shares	43,960,270	44,007,484	43,950,905	43,929,905	43,929,593
Tangible common book value per share	$5.16	$5.10	$5.03	$5.07	$4.99
Common book value per share	$5.96	$5.90	$5.84	$5.88	$5.81

Adjusted allowance for loan losses
Allowance for loan losses	$8,831	$8,652	$10,847	$10,749	$10,591
Plus: acquisition accounting FMV adjustments to acquired loans	37,783	41,389	44,179	49,633	53,719
Adjusted allowance for loan losses	$46,614	$50,041	$55,026	$60,382	$64,310
Divided by: total loans (excluding LHFS)	$1,295,808	$1,316,342	$1,304,659	$1,329,749	$1,356,707
Adjusted allowance for loan losses to total loans	3.60%	3.80%	4.22%	4.54%	4.74%
Allowance for loan losses to total loans	0.68%	0.66%	0.83%	0.81%	0.78%

Adjusted net charge-offs (recoveries) (annualized)
Net charge-offs (recoveries)	$805	$1,776	$274	$151	$(390)
Less: net charge-offs (recoveries) of PCI loans (ASC 310-30)	-	(960)	23	(414)	-
Adjusted net charge-offs (recoveries)	$805	$816	$297	$(263)	$(390)
Divided by: average loans	$1,310,381	$1,319,026	$1,337,318	$1,346,603	$1,388,627
Mutliplied by: annualization factor	3.97	3.97	4.01	4.06	3.98
Adjusted net charge-offs (recoveries) (annualized)	0.24%	0.25%	0.09%	-0.08%	-0.11%
Net charge-offs (recoveries) (annualized)	0.24%	0.53%	0.08%	0.05%	-0.11%